UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 20, 2009

Global Energy Holdings Group, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-32918	84-1169517
(Commission File Number)	(IRS Employer Identification No.)

3348 Peachtree Road NE Suite 250, Tower Place 200 Atlanta, Georgia	30326
(Address of Principal Executive Offices)	(Zip Code)

(404) 814-2500
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01         Entry into a Material Definitive Agreement.

On January 20, 2009, GES-Port Charlotte, LLC, an indirect wholly-owned subsidiary of Global Energy Holdings Group, Inc., the registrant, entered into a project assignment agreement with North American Natural Resources-Southeast, LLC (“North American”).  Under the agreement, we acquired (a) all of North American’s rights to purchase from Charlotte County, Florida all the landfill gas generated by or at its Zemel Road Landfill site (the “Port Charlotte landfill”) and (b) the exclusive right to construct and operate a landfill gas-to-energy project at the Port Charlotte landfill.

In consideration of payments we agreed to make as described in the paragraph below, North American transferred and assigned to us all of its rights related to the Port Charlotte landfill gas project, which it had previously acquired from Charlotte County in July 2008 pursuant to an Agreement Between Charlotte County and North American Natural Resources-Southeast for Landfill Gas Purchase and a Site Lease Agreement (the “assigned contracts”).  We, Charlotte County and North American subsequently approved the assignment and executed a novation agreement substituting GES-Port Charlotte for North American as the party to each of the assigned contracts, and we will file a Form 8-K with the SEC to report our assumption of those agreements.

Under the terms of the agreement, the aggregate purchase price for the rights related to the Port Charlotte landfill gas project is $350,000, subject to certain conditions as described in more detail below.  At the closing, we paid North American $100,000, which included a credit for our previous non-refundable deposit of $10,000.  In addition, we agreed to pay the remaining balance of $250,000 to North American in cash upon the occurrence of each event or milestone that triggers our obligation to make payments as follows:

•	a $100,000 payment within 10 business days after we procure the air construction permit and sold waste permit for the project;
•	a $50,000 payment on our installation of a landfill gas collection system as provided in the assigned contracts;
•	a $50,000 payment on our execution of a purchase power agreement with a local electric utility and the agreement with that utility for the construction of the necessary interconnect; and
•	a $50,000 payment within 10 business days after the first anniversary of the Commencement of Operation of the project.

The term “Commencement of Operation” means the day upon which the project has been generating electricity for sale to a local utility for at least 24 hours per day for 7 consecutive previous days.  If any of the events or milestones listed in the bullet points above is unachievable or unattainable within a reasonable period of time due to no fault of us, we are not obligated to make the payment to North American associated with the event or milestone, and we will not be obligated to pursue, nor make any payments associated with, any subsequent events or milestones.

In connection with the project assignment agreement, we assumed and agreed to perform all commitments and obligations of North American under the assigned contracts as of the close of business on January 23, 2009.  Subject to certain conditions, North American and the individual who is its sole member agreed to indemnify us for up to $350,000 for a period of 5 years after the Commencement of Operation for any loss we incur as a result of fees and expenses imposed on North American and any breach of representation, warranty or covenant made by North American under the project assignment agreement.

The foregoing description of the project assignment agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated into this Item 1.01 by reference.

SIGNATURES

           Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Global Energy Holdings Group, Inc.

Date: January 26, 2009	By:	/s/ Romilos Papadopoulos
Romilos Papadopoulos
Chief Financial Officer